Exhibit 10.18

MAXCYTE, INC.

9713 Key West Avenue, Suite 400

Rockville, Maryland 20850

November 12, 2025

Via Email Only

Mr. Douglas J. Swirsky

RE: AMENDMENT TO SEVERANCE AGREEMENT

Dear Doug,

On the behalf of MaxCyte, Inc. (the “Company”) and our employees, I want to thank you for the significant contributions you have made to the operations of the Company during you tenure as Chief Financial Officer. This letter will serve to amend your Severance Agreement dated March 10, 2025 (the “Severance Agreement”) with Company. Capitalized terms used in this letter without definition will have the meanings given those terms in the Severance Agreement.

You agree that you will continue to serve as the Company’s CFO through the earlier of the May 31, 2026 (“Employment End Date”) and the commencement of employment of a new CFO for the Company (the “New CFO Start Date”). For clarity, you and the Company agree that if the New CFO Start Date occurs prior to May 31, 2026, you shall remain employed as a Senior Advisor to the CEO with no reduction to your salary between the New CFO Start Date and the Employment End Date.

In either event, until the Employment End Date, you will continue to be employed by the Company on the terms and subject to the conditions of the Severance Agreement, which except as amended by this letter will continue in full force and effect except as the context may require.

As additional consideration for the agreements and arrangements between you and the Company, you and the Company agree as follows:

•	Bonus.

o	2025. You will be paid your bonus for 2025, at the same time and in accordance the Company’s policies and procedures with respect to the payment of 2025 bonuses to similarly situated members of the Company’s executive team, provided however that the portion of the bonus attributed to your personal goals will be deemed to be achieved at 100%.

o	2026. You will also be paid a pro-rated bonus for 2026, based on the Employment End Date. For 2026, the portion of the bonus attributed to your personal goals will be deemed to be achieved at 100%, and the portion of the bonus attributed to the achievement of corporate objective will be determined at the same time it is determined for the remainder of the Company, and will be applied to your bonus calculation as it is to similarly situated members of the Company’s executive team. You will be paid your prorated bonus for 2026 at the same time and in accordance with the Company’s policies and procedures with respect to the payment of 2026 bonuses to similarly situated members of the Company’s executive team, but in no event later than March 15, 2027.

•	Retention Payment.

o	In lieu of any other payment made or to be made on account of your employment with the Company ending on the Employment End Date, on first pay period following the Employment End Date, the Company will pay you a bonus in the amount of $150,000. The payment of the retention bonus is subject to your entering into the Company’s standard form of “Separation and Release Agreement,” and this agreement being in full force and effect (i.e., any consideration period and/or waiver of such period having terminated).

•	Consulting Agreement.

o	In consideration for the foregoing, you agree to provide the Company with consulting services for a period on 18 consecutive months following the Employment End Date (the “Consulting Period”), subject to the material terms set forth in Exhibit A attached hereto. Your consulting services will be provided subject to the Company’s customary form of consulting agreement, which shall incorporate the material terms of Exhibit A and, which will be entered into by you and the Company on or before the Employment End Date. In the event of any conflict between the formal consulting agreement and Exhibit A, the terms of Exhibit A shall control.

o	For clarity, until the end of the Consulting Period you will be deemed to be in “continuous service” with the Company for the purposes of continued vesting and exercisability of any equity compensation that you have been granted during your employment with the Company.

•	COBRA Benefits.

o	The Company will pay your COBRA benefits for eighteen (18) months for you and your covered dependents, assuming timely election on your part; provided however, that if the Company determines in its sole discretion it cannot pay the COBRA benefits described herein without violating applicable law, the Company shall in lieu thereof provide you with a taxable payment in an amount equal to the COBRA premiums.

•	Existing Severance Agreement.

o	If prior to the Employment End Date, your employment with the Company is terminated for Cause or you resign, then this letter shall be void ab initio.

o	The terms of the Severance Agreement shall apply if there is a CoC Triggering Event prior to the Employment End Date.

o	If this letter conflicts with any provision of the Severance Agreement, then this letter will control with respect to the matters set forth herein.

You and the Company each acknowledge and agree that certain payments referenced herein are subject to you and the Company entering into future agreements (the “Ancillary Agreements”). You and the Company each agree to negotiate those agreements in good faith, and the Company agrees that those agreements will be consistent with similar agreements and arrangements entered into by the Company and other executive officers of the Company who depart the Company in good standing. For clarity, the Separation and Release Agreement will be consistent with the Release attached to the Severance Agreement.

The Company will pay reasonable and actual attorney’s fees incurred in connection with the review of this letter, as well as the negotiation of the Ancillary Agreements.

signatures follow

Please countersign this letter below reflecting your agreement to these terms and conditions. I am looking forward to our continued partnership.

Very truly yours,

MAXCYTE, INC.

By:	/s/ Maher Masoud
Maher Masoud
President and Chief Executive Officer

Agreed as of this 12th day of November 2025

/s/ Douglas J. Swirsky
Douglas J. Swirsky

EXHIBIT A

CONSULTING AGREEMENT - MATERIAL TERMS

The Consulting Agreement shall include the following material terms:

SERVICES AND COMPENSATION

•

Services: Bona fide advisory services to CEO and executive team on finance, accounting, M&A, and strategic matters; Consultant shall remain available and respond to reasonable requests throughout the Consulting Period

•	Monthly Fee: $10,000 per month, payable monthly in arrears; fees are compensation for services to the Company and for Consultant making himself available, not for prior employment
•	Time Commitment: Not to exceed 20 hours per month other than upon mutual agreement (such agreement not to be unreasonably withheld); services may be performed remotely
•	Non-Exclusive: Consultant may accept other employment or consulting engagements

TERM AND TERMINATION

•	Fixed Term: 18 consecutive months beginning the day after Employment End Date
•	No Early Termination: Company may not terminate other than for Cause (as defined in the Amended and Restated Severance Agreement dated March 10, 2025)
•	Termination for Cause: Company may terminate for Cause per Severance Agreement definition; no consulting fees would be due following termination for Cause

EQUITY

•	Continued Vesting: All equity continues vesting during “continuous service” through the Consulting Period
•

Vesting Protection: If Company materially breaches the Consulting Agreement, Consultant’s equity shall accelerate and vest as if Consultant had remained in continuous service through the end of the full Consulting Period

BUSINESS RESOURCES

•

Email and Research Services: Consultant retains access to Company email and research/data services (including FactSet, PitchBook, and AlphaSense) to perform consulting services to the Company, through end of Consulting Period

•	Company Equipment: Consultant may retain current Company-issued equipment through the Consulting Period

INSURANCE AND INDEMNIFICATION

•	D&O Coverage: Confirmation of coverage for all acts as officer/employee; if available, Company will purchase tail coverage to support indemnification obligations for Consulting Period plus four years
•	Indemnification: Company indemnifies Consultant to maximum extent permitted by law